EXHIBIT 23.8

Consent of Morgan Stanley & Co. Limited

We hereby consent to the use in the Registration Statement of Telefónica, S.A. on Form F-4 and in the Joint Proxy Statement/Prospectus of Telefónica, S.A. and Terra Networks, S.A., which is part of the Registration Statement, of our opinion dated February 23, 2005 appearing as Annex B-1 to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary – Opinions of Financial Advisors,” “Background of the Merger” and “Summary of Opinion of Morgan Stanley & Co. Limited.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LIMITED

By	/s/ Joaquín Arenas
Joaquín Arenas
Managing Director

London, United Kingdom

April 20, 2005